Exhibit 10.30

Consulting Arrangement with Mr. Carmelo Marrelli

Mr. Marrelli does not have a written consulting agreement. He has an unwritten arrangement whereby he was paid consulting fees of US$2,000 per month during 2011, and beginning in January 2012 is currently being paid Cdn$2,000 per month,  for services as Chief Financial Officer of BE Resources Inc.